Exhibit 10.2

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is entered into as of March 9, 2007 by and between SM&A, a Delaware corporation (the “Company”), and Steven S. Myers (“Employee”), with reference to the following:

WHEREAS, the Employee’s Employment Agreement effective as of February 1, 2000, as amended (the “Employment Agreement”) shall terminate coincident with Employee’s Retirement effective March 31, 2007, except for those provisions which survive as set forth herein;

WHEREAS, the Company desires to pay the Employee a retirement payment in recognition of the Employee’s past contributions and services to the Company; and

WHEREAS, the Employee, on the one hand, and the Company, on the other hand, desire to settle and dispose of any and all existing or potential claims, rights and obligations arising out of or relating to the Employee’s employment, retirement and relationship with the Company, or any other claims whatsoever between them through the Effective Date of this Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises contained herein, the parties agree as follows:

AGREEMENT

1.                                       Consideration.

a.                                       In return for the promises contained herein, the Company shall pay the Employee a lump sum in the amount of Five Hundred Thousand Dollars and no cents ($500,000), less all legally required tax withholdings (the “Retirement Payment”).  The Company shall cause the Retirement Payment to be paid to the Employee as promptly as possible following April 1, 2007, assuming Employee executes and does not revoke any portion of this Agreement as set forth in Section 5 below.

b.                                      The Employee agrees that in return for the Retirement Payment, he will not seek any additional payments, bonuses (including without limitation, a separate incentive compensation bonus payment for the first quarter of 2007 under the Company’s Incentive Compensation Plan, which is included within the Retirement Payment), compensation, rights or benefits from the Company, including under the Employment Agreement, or any purported extensions thereof, and in lieu (at least through the 2008 Annual Shareholders Meeting) of any stock grants or annual retainer, or meeting fees receivable, for service as a director or the Company, should Employee so choose to serve and be elected to serve.

2.                                       Benefits.  All of the Company’s benefits including the Employee’s health insurance benefits shall cease as of March 31, 2007, subject to the Employee’s right to continue health insurance under Consolidated Omnibus Budget Reconciliation Act (COBRA).

3.                                       Employment Agreement.  The parties agree that the Employment Agreement shall expire effective March 31, 2007 except for Sections 6.2, 7, 8, 9 and 11 which sections survive expiration.  Employee shall receive his salary and benefits through March 31, 2007.

4.                                       Mutual and General Release of Claims.

a.                                       Release of Claims by the Employee.  In return for the promises herein, the Employee on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company, its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Employee may possess arising from any act, event or omission which has occurred up to and including the Effective Date of this Agreement including, without limitation, any and all claims relating to or arising from the Employee’s employment or other relationship with the Company and the termination of that relationship, including under the Employment Agreement; any and all claims under the law of any jurisdiction including, relating to employment discrimination; any and all claims relating to or arising from the Employee’s ownership of, right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; and any claim relating to the non-withholding or other tax treatment of any of the proceeds received by the Employee as a result of this Agreement.

b.                                      Release of Claims by the Company.  In return for the promises herein, the Company hereby fully and forever releases the Employee, his agents, executors, heirs, successors and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess arising from any act, event or omission which has occurred up to and including the Effective Date of this Agreement.

c.                                       Excluded from this Agreement are (i) any claims which cannot be released or waived by law, including the EEOC’s independent right to enforce the law, (ii) any obligation incurred under this Agreement, (iii) any right/obligation under that certain Indemnification Agreement made as of November 30, 2006, (iv) any indemnification rights/obligations pursuant to that certain Certificate of Incorporation of SM&A, a Delaware Corporation, dated November 29, 2006, and (v) any indemnification rights/obligations pursuant to those certain Bylaws of SM&A, a Delaware Corporation, as adopted on November 30, 2006.

5.                                       Acknowledgement of Waiver of Claims Under ADEA.  The Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  The Employee and the Company agree that the ADEA waiver does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  The Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which the Employee was already entitled.  The Employee further acknowledges that he has been advised by this writing that:

a.                                       he should consult with an attorney prior to executing this Agreement;

b.                                      he has up to twenty-one (21) days within which to consider this waiver;

c.                                       he has seven (7) days following his execution of this Agreement to revoke the ADEA claims by notifying Steve D. Handy, Senior Vice President and Chief Financial Officer, 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660, facsimile: (949) 975-1624, of this fact in writing within the seven (7) day period; and

d.                                      this Agreement shall not be effective as to the waiver of any age claim under the ADEA until the revocation period has expired; if the Employee does not revoke his signature within the 7-day period, then the release of the ADEA claims shall be deemed effective as of the date the Employee signed the Agreement.  For purposes of this Agreement, the “Effective Date” shall mean the eighth day after the Employee executes the Agreement.

6.                                       Release of Unknown Claims.  The parties intend by executing this Agreement and receiving the consideration called for herein that this instrument shall be effective as a full and final accord and satisfaction and mutual general release of all claims, known or unknown.  The parties acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The parties waive any right which it/he has under the Section 1542 to the fullest extent that it/he may lawfully waive all such rights.  The parties are aware that it/he may hereafter discover facts/claims in addition to or different from those it/he now knows or believes to exist.  However, the parties hereby settle and release all of the claims released in the foregoing sections.

7.                                       No Admissions.  The parties agree and acknowledge that this Agreement is not to be construed as an admission of any violation of any federal, state or local statutes, ordinance or regulation by either party, or any duty allegedly owed by one party to the other party.  The parties specifically disclaim any liability to the other on any basis.

8.                                       Cooperation.  The Employee agrees to cooperate in good faith with the Company in the orderly transfer of work to the new Chief Executive Officer and in connection with responding to any inquiries that may arise with respect to matters that the Employee was responsible for or involved with during his employment with the Company.  The Employee’s cooperation will include executing necessary documentation in connection with Securities and Exchange Commission filings and stock option agreements

9.                                       Entire Agreement.  This Agreement (which includes references to other agreements and specific provisions of other agreements) constitutes the entire agreement between the parties concerning the subject matter thereof and supersedes all prior agreements.

10.                                 No Oral Modification.  This Agreement can only be modified or amended by a writing signed by the Chairman of the Compensation Committee of the Company and the Employee.  This Agreement cannot be amended or modified orally.

11.                                 Governing Law.  This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

12.                                 Severability/Invalidity.  Should any provision of this Agreement be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.  Moreover, if any one or more of the provisions of this Agreement should be held to be excessively overbroad as to duration, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

13.                                 No Waiver.  The failure of either party to insist upon the performance of any of the terms and conditions in this Agreement (including the surviving sections of the Employment Agreement as referenced herein), or the failure to prosecute any breach of any of the terms and conditions of this Agreement (including the surviving sections of the Employment Agreement as referenced herein), shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

14.                                 Arbitration.  All controversies, claims, disputes, and matters in question arising out of or relating to this Agreement, or the breach thereof, shall be subject to binding arbitration in Orange County, California in accordance with the provisions of this Section.  The arbitration proceedings shall be conducted under the applicable rules of the American Arbitration Association (“AAA”) or any dispute resolution agency agreed to by the parties.  If the parties cannot agree upon an arbitrator, the parties shall submit to the procedure utilized by AAA or other dispute resolution agency, as the case may be, to choose an arbitrator.  The decision of the arbitrator, including determination of the amount of any damages suffered, shall be conclusive, final, and binding.  The arbitrator shall be bound to follow California law and case precedent.  Any decision of the arbitrator will not be binding if the arbitrator fails to follow California law and case precedent.  Each party to any such arbitration proceeding shall bear his/its own attorneys’ fees and costs in connection with any such arbitration subject to applicable law.  Notwithstanding the above, and in accordance with Section 11 of the Employment Agreement, either party may, in its discretion, obtain any provisional remedy including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests, including pursuant to Section 11 of this Agreement, if necessary to avoid irreparable harm.

15.                                 Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, and by facsimile, each of which shall be deemed as an original, but all of which shall constitute one and the same instrument.

THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; THAT TO THE EXTENT THE EMPLOYEE HAS AVAILED HIMSELF OF THAT RIGHT; THAT HE HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; AND THAT HE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written.

ACKNOWLEDGED AND AGREED:

/s/ Steven S. Myers		DATED:	3/9/07
Steven S. Myers

SM&A, a Delaware corporation

By:	/s/ Joseph B. Reagan	DATED:	March 9, 2007
Joseph B. Reagan
Its:
Chairman of the Compensation Committee